Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and between

CAESARS OCTAVIUS, LLC,

a Delaware limited liability company

as Seller

and

OCTAVIUS PROPCO LLC,

a Delaware limited liability company

as Buyer

Octavius Tower

3570 South Las Vegas Boulevard

Las Vegas, Nevada 89109

Effective Date: July 11, 2018

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of July 11, 2018 (the “Effective Date”) by and between CAESARS OCTAVIUS, LLC, a Delaware limited liability company, having an office at One Caesars Palace Drive, Las Vegas, Nevada 89109 (“Seller”), and OCTAVIUS PROPCO LLC, a Delaware limited liability company (“Buyer”), having an office at c/o VICI Properties Inc., 430 Park Avenue, 8th Floor, New York, New York 10022.

W I T N E S S E T H:

WHEREAS, Seller owns the fee estate in that certain parcel of real property and the buildings and other improvements constructed thereon commonly known as Octavius Tower, having an address of 3570 South Las Vegas Boulevard, Las Vegas, Nevada, as more particularly bounded and described in Exhibit A annexed hereto and made a part hereof.

WHEREAS, Seller, as landlord, and CPLV Property Owner LLC, a Delaware limited liability company and an Affiliate of Buyer (“CPLV Lease Landlord”), as tenant, entered into that certain Second Amended and Restated Operating Lease, dated as of October 6, 2017 (the “Octavius Lease”), pursuant to which Seller leased to CPLV Lease Landlord, and CPLV Lease Landlord leased from Seller, such parcel of real property and the buildings and other improvements constructed thereon.

WHEREAS, Seller intends to form a subsidiary pursuant to the terms, conditions and provisions set forth in this Agreement and to convey Seller’s fee estate in such parcel of real property and the buildings and other improvements constructed thereon to such subsidiary.

WHEREAS, Seller desires to sell and convey and Buyer desires to purchase and acquire all of the equity in the to be formed subsidiary of Seller and owner of such parcel of real property and the buildings and other improvements constructed thereon, on the terms, conditions and provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, intending to be legally bound, the parties hereto do hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

SECTION 1.1. Definitions. In addition to terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

“Affiliate” shall mean with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Buildings” shall mean all buildings, structures and other improvements and fixtures located on the Land on the Effective Date, collectively.

“Business Day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the State in which the Property is located. If any period expires or action is to be taken on a day which is not a Business Day, the time frame for the same shall be extended until the next Business Day.

“Buyer Guarantor” shall mean VICI Properties 1 LLC, a Delaware limited liability company.

“Buyer Liquidated Damages Amount” shall have the meaning given in Section 9.2.

“Buyer Parties” shall mean Buyer and any other Affiliate of Buyer that is a party to a Closing Document.

“Buyer’s Warranties” shall mean, collectively, Buyer’s representations and warranties set forth in Section 7.1.

“Caesars Enterprise” shall mean Caesars Enterprise Services, LLC, a Delaware limited liability company.

“Caesars License Company” shall mean Caesars License Company, LLC, a Nevada limited liability company.

“Call Right Notice” shall have the meaning given in Section 6.8(a).

“Call Right Notice Deadline” shall have the meaning given in Section 6.8(a).

“Casualty/Condemnation Proceeds” shall have the meaning given in Section 10.2.

“Casualty Notice Date” shall have the meaning given in Section 10.1.

“CEC” shall mean Caesars Entertainment Corporation, a Delaware corporation.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as the same may be further amended from time to time.

“Clark County Real Estate Records” shall mean the Office of the County Recorder of Clark County, Nevada.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean the second (2nd) day of the Closing Period, subject to extension pursuant to Section 6.1(b) or as otherwise expressly set forth in this Agreement.

“Closing Documents” shall mean all documents executed and delivered by Buyer or Seller or their respective Affiliates as required by Section 6.2 and Section 6.3 or as otherwise executed and delivered by Buyer or Seller or their respective Affiliates as part of Closing.

“Closing Period” shall mean the period of two (2) consecutive Business Days commencing on July 11, 2018, subject to extension pursuant to Section 6.1(b) or as otherwise expressly set forth in this Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning given in Section 8.7.

“Contracts” shall mean all contracts and agreements, including brokerage agreements, licensing agreements, marketing agreements, design contracts, construction contracts, service and maintenance contracts and agreements, relating to the Property, together with any extensions, renewals, replacements or modifications of any of the foregoing; provided that the term “Contracts” does not include Leases.

“Control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests or any other equity interests or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“CPLV Lease” shall mean the Lease (CPLV) dated as of October 6, 2017, by and between CPLV Lease Landlord, as landlord, and CPLV Lease Tenant, as tenant, and any amendments, supplements and modifications thereto after the date hereof.

“CPLV Lease Landlord” shall have the meaning given in the Recitals.

“CPLV Lease Tenant” shall mean, collectively, Desert Palace and CEOC, LLC, a Delaware limited liability company (as successor by merger to Caesars Entertainment Operating Company, Inc.), each of which is an Affiliate of Seller.

“CPLV MLSA” shall mean that certain Management and Lease Support Agreement (CPLV) dated as of October 6, 2017, among CPLV Lease Landlord, CPLV Lease Tenant, CPLV MLSA Manager, CEC, Caesars License Company (solely for purposes of Article VII and Sections 2.4, 16.2, 16.3.4, 18.5.5, 18.7.3, 18.7.4, 18.7.5, 19.3, 20.2 and 20.16 of the CPLV MLSA), and Caesars Enterprise (solely for purposes of Section 20.16 and Article XXI of the CPLV MLSA), and any amendments, supplements and modifications thereto after the date hereof.

“CPLV MLSA Manager” shall mean CPLV Manager, LLC, a Delaware limited liability company.

“Deed” shall have the meaning given in Section 6.2(a).

“Desert Palace” shall mean Desert Palace LLC, a Nevada limited liability company.

“Development Rights” shall have the meaning given in the definition of “Intangible Property”.

“Environmental Reports” shall mean that certain Phase I Environmental Site Assessment, prepared by EHS Support LLC, dated as of February 2017.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Escrow Agent” shall mean Chicago Title Insurance Company, Attn: Joe Benlevi, E-Mail: joe.benlevi@ctt.com, Tel: (212) 880-1304.

“Existing Survey” shall mean that certain ALTA/NSPS Land Title Survey by Jayne E. Leavitt dated April 12, 2018, last revised July 3, 2018.

“Fixtures” shall mean all equipment, machinery, fixtures and other items of property, including all components thereof, that are now or hereafter (a) located in or on, or used in connection with, and (b) permanently affixed to or otherwise incorporated into the Land and/or the buildings and other improvements located on the Land. Notwithstanding the foregoing, Fixtures shall not include any Gaming Equipment.

“Gaming” shall mean to deal, operate, carry on, conduct, maintain or expose for play any game as defined under any Gaming Law, or to operate an inter-casino linked system.

“Gaming Authorities” shall mean, collectively, (i) the Nevada Gaming Commission, (ii) the Nevada State Gaming Control Board, (iii) the Clark County Liquor and Gaming Licensing Board, and (iv) any other governmental entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted or proposed to be conducted within the State of Nevada.

“Gaming Equipment” shall mean any and all gaming devices (as defined in the Nevada Gaming Laws), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including, without limitation, slot machines (as defined in the Nevada Gaming Laws), gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (as defined in the Nevada Gaming Laws), electronic betting systems, mobile gaming systems (as defined in the Nevada Gaming Laws), interactive gaming systems (as defined in the Nevada Gaming Laws), inter-casino linked systems (as defined in the Nevada Gaming Laws), on-line slot metering systems (as defined in the Nevada Gaming Laws), and associated equipment (as defined in the Nevada Gaming Laws), together with all improvements and/or additions thereto.

“Gaming Facility” shall mean any premises wherein or whereon any Gaming takes place.

“Gaming Law” shall mean any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance, alteration, modification or capital improvement of a Gaming Facility or the conduct of a person or entity holding a Gaming License, including, without limitation, any Nevada Gaming Laws and any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law, and all other rules, regulations, orders, ordinances and legal requirements of any Gaming Authority.

“Gaming License(s)” shall mean any license, qualification, registration, accreditation, permit, approval, finding of suitability or other authorization that is both (a) issued by a state or other governmental regulatory agency or gaming regulatory body, including, without limitation, a Gaming Authority, and (b) required to operate, carry on or conduct any gaming, gaming device, slot machine, video lottery terminal, table game, race book or sports pool on the Property or any portion thereof, or to operate a casino at the Property.

“Inspections” shall have the meaning given in Section 4.1(b).

“Intangible Property” shall mean, collectively, all intangible personal property of Seller, that in any way relates to the Property, including (i) any licenses, permits and other written authorizations in effect as of the Closing Date with respect to the Real Property, (ii) any guaranties and warranties in effect as of the Closing Date with respect to any portion of the Real Property or the Personal Property and (iii) all rights in, to and under, and all physical embodiments of, any architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Property; provided that the term “Intangible Property” shall not include any zoning or development rights that pertain solely to the Real Property (collectively, “Development Rights”).

“Land” shall mean the real estate legally described in Exhibit A, together with all easements, development rights and other rights appurtenant to the Land or the buildings, structures or other improvements thereon, collectively.

“Laws” shall mean, collectively, all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations (including, without limitation, all Nevada Gaming Laws).

“Lease and Easement Assignment and Acceptance Agreement” shall have the meaning given in Section 6.2(c).

“Leases” shall mean all leases, licenses and occupancy agreements of an interest in the Real Property and all amendments, modifications, extensions and other written agreements pertaining thereto but excluding (a) the CPLV Lease, (b) any arrangements for hotel guests or other lodgers to occupy sleeping quarters at the hotel on a transient basis and (c) any agreements or licenses for third parties to use any portion of the Property that do not create an interest in land and do not run with the land.

“Liabilities” shall mean, collectively, any and all conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, including liabilities under the Americans with Disabilities Act, CERCLA and RCRA, any state or local counterparts thereof, and any regulations promulgated thereunder.

“Lien” shall mean any of the following to the extent it will be binding on Buyer or New Property Owner after the Closing: any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Major Casualty/Condemnation” shall have the meaning given in Section 10.1.

“Material Adverse Effect” shall mean a material adverse effect on (a) the value of the Property, (b) Seller’s authority and/or ability to convey title to the Property by the Closing Date or otherwise in accordance with the provisions of this Agreement and/or (c) the use and/or operation of the Property as same is being used and/or operated on the date hereof.

“Membership Interest Assignment and Assumption Agreement” shall have the meaning given in Section 6.2(g).

“Nevada Gaming Laws” shall mean those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming and, specifically, the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463, the regulations promulgated thereunder, and the Clark County Code, each as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

“New Property Owner” shall mean a Delaware limited liability company that is (a) duly formed by Seller no earlier than the day preceding the Closing Period pursuant to a certificate of formation and operating agreement reasonably acceptable to Buyer and (b) the sole managing member of which is Seller.

“Objection” shall have the meaning given in Section 3.1.

“Objection Notice” shall have the meaning given in Section 3.1.

“Octavius Call Right Transfer” shall have the meaning given in Section 6.8(a).

“Octavius Lease” shall have the meaning given in the Recitals.

“Octavius Lease Termination and Transfer” shall have the meaning given in Section 6.7.

“Octavius Put Right Transfer” shall have the meaning given in Section 6.8(b).

“Ordinary Course” shall mean the course of day-to-day operations of the Property, in a manner which does not materially and adversely vary from the policies, practices and procedures in effect as of the Effective Date, and in all events consistent with the obligations of CPLV Lease Tenant under the CPLV Lease.

“Other Land Buyer” shall mean Philadelphia Propco LLC, a Delaware limited liability company, which is an Affiliate of Buyer.

“Other Land Property” shall mean the Property (as defined in the Other Land PSA).

“Other Land PSA” shall mean that certain Purchase and Sale Agreement dated as of the date hereof between Other Land Seller, as seller, and Other Land Buyer, as purchaser, with respect to certain real property in Chester, Pennsylvania.

“Other Land PSA Termination Date” shall have the meaning given in Section 6.8(a).

“Other Land Seller” shall mean Chester Downs and Marina, LLC, a Pennsylvania limited liability company, which is an Affiliate of Seller.

“Owner’s Title Policy” shall mean one (1) or more ALTA owner’s title insurance policies in favor of New Property Owner issued by the Title Company in an aggregate amount equal to the Purchase Price, insuring that fee title to the Real Property is vested in New Property Owner subject only to the Permitted Exceptions, together with a non-imputation endorsement in favor of New Property Owner in the form of Exhibit B hereto.

“Permitted Exceptions” shall mean the following: (a) applicable zoning, building and land use Laws, (b) any matters shown on the Existing Survey, (c) such other facts as would be disclosed by a current and accurate land title survey or a physical inspection of the Property, provided same do not render title uninsurable, do not restrict the current use of the Property and do not have a material impact on the value of the Property, (d) the lien of real estate taxes, assessments, water and sewer charges and other governmental charges or fees not yet due and payable, (e) the rights of the tenant under the Octavius Lease as tenant only, (f) the rights of CPLV Lease Tenant under the CPLV Lease, (g) mechanics’ and materialman’s liens first arising after the date hereof that would be permitted to exist under Article XI of the CPLV Lease, (h) inchoate mechanics’ and materialman’s liens that arise in the ordinary course of construction, maintenance, repair or improvement work at the Property and are not more than sixty (60) days past due, and (i) the title exceptions reflected on Exhibit C hereto (but excluding, in each case, any Required Removal Exceptions that are described in clause (i) or (ii) of the definition of Required Removal Exceptions), subject to Article 3 hereof.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Personal Property” shall mean all tangible personal property that is in any way related to the Real Property and that Seller owns or possesses, including any such property that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, including all books, records and files of Seller relating to the Real Property.

“Proceedings” shall have the meaning given in Section 11.14.

“Prohibited Person” shall have the meaning given in Section 7.1(c).

“Property” shall mean the Real Property; provided, that, for the avoidance of doubt, the term “Property” does not include Personal Property and does not include Intangible Property.

“PSA Buyer Guaranty” shall mean a Guaranty dated as of the Effective Date by Buyer Guarantor in favor of Seller.

“PSA Seller Guaranty” shall mean a Guaranty dated as of the Effective Date by Seller Guarantor in favor of Buyer.

“Purchase Price” shall have the meaning given in Article 2.

“Put Right Notice” shall have the meaning given in Section 6.8(b).

“Put Right Notice Deadline” shall have the meaning given in Section 6.8(b).

“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., as the same may be amended from time to time.

“REA” shall mean that certain Second Amended and Restated Parking Agreement and Grant of Reciprocal Easements and Declaration of Covenants, dated as of February 7, 2003, recorded as Document No. 1516 in Book 20031118 in the Clark County Real Estate Records, by and among Seller, CPLV Lease Landlord, Forum Shops, LLC, a Delaware limited liability company, Desert Palace, Caesars Entertainment Operating Company, Inc., a Delaware corporation, and CEOC, LLC, a Delaware limited liability company, as amended by that certain Assignment and Assumption of Second Amended and Restated Parking Agreement and Grant of Reciprocal Easements and Declaration of Covenants, dated as of November 14, 2003, as further amended by that certain First Amendment to Second Amended and Restated Parking Agreement and Grant of Reciprocal Easements and Declaration of Covenants, dated as of April 29, 2016, recorded as Instrument No. 201605030002965 in the Clark County Real Estate Records, and as further amended by that certain Second Amendment to Second Amended and Restated Parking Agreement and Grant of Reciprocal Easements and Declaration of Covenants, dated as of October 6, 2017, recorded as Instrument No. 201710090001277 in the Clark County Real Estate Records.

“Re-Acquisition Membership Interests” has the meaning given in Section 6.8(a).

“Re-Acquisition Property Owner” has the meaning given in Section 6.8(a).

“Re-Acquisition Purchase and Sale Agreement” has the meaning given in Section 6.8(a).

“REA Estoppel Certificate” shall mean an estoppel certificate in the form of Exhibit D attached hereto, delivered pursuant to the REA and made by Forum Shops, LLC, a Delaware limited liability company.

“Real Property” shall mean the fee interest in the Land, all Buildings, the Development Rights, Fixtures and any, to the extent constituting rights and privileges in real property, benefits, rights and privileges pertaining thereto, collectively. For the avoidance of doubt, the Real Property includes Seller’s ownership interest in adjoining roadways, alleyways, strips, gores and the like appurtenant to the real estate described above; all buildings, structures, Fixtures and improvements of every kind that are, as of the date hereof (subject to the other express provisions of this Agreement), located on or permanently affixed to the Land or on the improvements that are located thereon, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines appurtenant to such buildings and structures.

“Remove” with respect to any exception to title shall mean that Seller, at its sole cost, removes such title exception of record and/or causes the Title Company to omit the same from the Owner’s Title Policy at Closing; provided, however, that Seller shall only be permitted to cause the Title Company to omit from the Owner’s Title Policy (without removing the same of record) the following title exceptions: mechanics’ and materialman’s liens for work, the aggregate amount of which is no greater than Two Hundred Fifty Thousand Dollars ($250,000.00).

“Required Removal Exceptions” shall mean, collectively, (i) all mortgages, deeds of trust, deeds to secure debt or other security documents recorded against or otherwise secured by the Property or any portion thereof and related UCC filings and assignment of leases and rents and other evidence of indebtedness secured by the Property (other than any mortgage, deed of trust, or other lien granted by Buyer upon its interests under the Octavius Lease), it being understood that CPLV Lease Tenant shall not be prohibited from granting a (and Seller shall not be required to remove any existing) subleasehold mortgage in favor of Permitted Leasehold Mortgagees (as defined in the CPLV Lease) secured by CPLV Lease Tenant’s subleasehold interest granted under the CPLV Lease (but not encumbering any fee interest in the Property or any interest in the Octavius Lease) in accordance with the terms of the CPLV Lease; (ii) liens or other encumbrances or title matters intentionally created or consented to by Seller or its Affiliates after the date hereof and on or prior to the Closing (but not including unrecorded mechanics’ or materialman’s liens, or any liens, encumbrances or other title matters created or approved in writing by Buyer or its Affiliates); and (iii) the following so long as they are (A) not Permitted Exceptions, (B) not caused by the acts or omissions of Buyer, and (C) not consented to by Buyer: (1) judgments against Seller or New Property Owner; and (2) liens or other encumbrances or matters to the extent any of them shall be in a readily determined monetary amount (such liens or encumbrances, “Seller Monetary Liens”), but only (in the case of (iii)) if the cost to remove such liens or encumbrances does not exceed the Required Removal Threshold.

“Required Removal Threshold” shall mean Twenty Million Dollars ($20,000,000.00).

“Seller Guarantor” shall mean Caesars Resort Collection, LLC, a Delaware limited liability company.

“Seller Liquidated Damages Amount” shall have the meaning given in Section 9.1.

“Seller Monetary Liens” shall have the meaning given in the definition of “Required Removal Exceptions”.

“Seller Parties” shall mean Seller, New Property Owner (prior to Closing only) and any other Affiliate of Seller that is a party to a Closing Document.

“Seller Monetary Liens” shall have the meaning given in the definition of “Required Removal Exceptions”.

“Seller’s Knowledge” or words of similar import shall refer to the current actual knowledge (without any duty of investigation) of Sean McBurney, who is the general manager of the Property, or if Sean McBurney is replaced as general manager, another individual with substantially similar knowledge regarding the Property as Sean McBurney.

“Seller’s NPO Warranties” shall mean, collectively, Seller’s representations and warranties set forth in Sections 7.2(p) and (q).

“Seller’s Warranties” shall mean, collectively, Seller’s representations and warranties set forth in Section 7.2.

“Specific Performance Liquidated Damages Amount” shall have the meaning given in Section 9.1.

“Survival Period” shall have the meaning given in Section 7.3(a).

“Title Commitment” shall mean the Title Commitment from the Title Company annexed to this Agreement as Exhibit E.

“Title Company” shall mean Chicago Title Insurance Company, Attn: Joe Benlevi, E-Mail: joe.benlevi@ctt.com, Tel: (212) 880-1304 and such other nationally recognized title insurance company, if any, as Buyer shall elect to act as co-insurers with Chicago Title Insurance Company.

“Transaction” shall mean the transactions contemplated by this Agreement.

“Update” shall have the meaning given in Section 3.1.

“VICI” shall have the meaning given in the Recitals.

SECTION 1.2. Terms Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. All references in this Agreement to “not to be unreasonably withheld” or correlative usage, mean “not to be unreasonably withheld, delayed or conditioned”. Any accounting term used but not defined herein shall have the meaning assigned to it in accordance with GAAP. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless such phrase already appears. The word “or” is not exclusive and is synonymous with “and/or” unless it is preceded by the word “either”. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

ARTICLE 2

SALE OF PROPERTY

Subject to and upon the terms and conditions of this Agreement and the Closing Documents, Seller agrees to sell and Buyer agrees to purchase all of the Membership Interests (as defined below) in New Property Owner, which New Property Owner will own the Property subject only to the Permitted Exceptions. In consideration therefor, Buyer shall pay to Seller an aggregate amount of Five Hundred Seven Million Five Hundred Thousand and No/100 Dollars ($507,500,000.00) (the “Purchase Price”). The parties acknowledge and agree that this Agreement and the Other Land PSA were negotiated collectively, and the parties would not have entered into this Agreement if the Other Land PSA were not entered into concurrently herewith. The Purchase Price shall be paid as set forth in this Article 2. For the avoidance of doubt, Seller is not selling to Buyer, Buyer is not acquiring from Seller, and New Property Owner shall not own, directly or indirectly, any Personal Property or Intangible Property.

SECTION 2.1. Cash at Closing. On the Closing Date, Buyer shall deposit or cause to be deposited into escrow with the Escrow Agent an amount equal to the Purchase Price, plus or minus the prorations and closing costs in accordance with Article 5, in immediately available funds as more particularly set forth in Section 6.1. Such escrow shall be held and delivered by Escrow Agent in accordance with the provisions of such Section 6.1.

ARTICLE 3

TITLE MATTERS

SECTION 3.1. Title Objections; Required Removal Exceptions. Buyer shall have the right to have title and survey updated, and shall provide to Seller any updates to the Title Commitment or Existing Survey (as applicable, an “Update”) that Buyer obtains promptly after Buyer’s receipt thereof. Buyer may, within five (5) Business Days after receiving an Update (but in all events on or before the then scheduled Closing Date), give Seller written notice (an “Objection Notice”) of any exception to title to the Property or survey matters in the Update that is not a Permitted Exception and to which Buyer objects (an “Objection”). Seller shall have no obligation to bring any action or proceeding, or to incur any expense or liability, to Remove an Objection (unless such Objection is a Required Removal Exception). If Seller elects to attempt to remedy any Objection, then Seller shall notify Buyer in writing within five (5) Business Days after Seller receives the Objection Notice, in which case Seller will endeavor to remedy such Objection, but Seller will have no liability to Buyer if Seller is unable or fails to remedy such Objection (unless such objection is a Required Removal Exception). If Seller elects not to remedy any Objection(s) which it may elect not to Remove, then Seller may so notify Buyer in writing within five (5) Business Days after Seller receives the Objection Notice referencing such Objection(s). If Buyer delivers an Objection Notice to Seller, and (a) Seller does not notify Buyer within such five (5) Business Day period that Seller will attempt to cure such Objection, (b) Seller notifies Buyer within such five (5) Business Day period that Seller will not attempt to cure such Objection, or (c) Seller is unable or fails to convey title to the Property (including survey matters) to New Property Owner in accordance with the provisions of this Agreement, then, Buyer shall have the right to elect, by written notice to Seller given not later than the fifth (5th) Business Day after (i) the receipt by Buyer of notice from Seller that Seller will not cure such Objection, (ii) the fifth (5th) Business Day after Seller received such Objection Notice if Seller did not within such five (5) Business Day period elect to cure such Objection, or (iii) the fifth (5th) Business Day after the then scheduled Closing if Seller is unable or fails to convey title in accordance with this Agreement (and the Closing shall be adjourned to account for such period as applicable), either (x) to accept such title as Seller is able to convey, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller (in which case the exception to which Buyer had raised an Objection and which Seller did not elect to cure shall be deemed to be a Permitted Exception), or (y) to terminate this Agreement. If Buyer delivers an Objection Notice to Seller, and Seller does not notify Buyer within such five (5) Business Day period that Seller will attempt to cure such Objection, then Seller shall be deemed to have elected not to remedy such Objection(s). The Closing shall be adjourned (but not beyond July 12, 2018) to permit such process to be completed, and if such process shall be ongoing as of 11:59 p.m. on July 12, 2018, then this Agreement will automatically terminate without either party having any liability (other than obligations that, pursuant to the express terms hereof, survive termination hereof (for the avoidance of doubt, Seller’s failure to Remove any exception that is not a Required Removal Exception shall be neither a breach nor a default hereunder)), unless Buyer agrees to accept such title as Seller is able to convey, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller. If Buyer elects to terminate this Agreement pursuant to this Section 3.1, then this Agreement shall terminate and be deemed null, void and of no further force or effect (other than obligations that, pursuant to the express terms hereof, survive termination hereof). Notwithstanding anything to the contrary contained herein, Seller shall be required to Remove all Required Removal Exceptions at or prior to Closing.

ARTICLE 4

ACCESS; AS-IS SALE

SECTION 4.1. Buyer’s Access to the Property.

(a) [Intentionally Omitted].

(b) During the period between the Effective Date and the Closing Date, Buyer, at its cost, may conduct such surveys and non-invasive investigations and inspections of the Property (collectively “Inspections”) as Buyer elects in its sole discretion and Seller, at reasonable times, shall provide reasonable access to the Property to Buyer and Buyer’s consultants and other representatives for such purpose. Buyer’s right to perform the Inspections shall be subject to and will not unreasonably interfere with or disturb the rights of tenants, guests and customers at the Property and the Inspections shall not unreasonably interfere with the Seller’s business operations. Buyer and its agents, contractors and consultants shall comply with Seller’s reasonable requests with respect to the Inspections to minimize such interference. Buyer will cause each of Buyer’s consultants that will be performing such tests and inspections (other than purely visual inspections) to provide (as a condition to performing such Inspections) proof of commercial general liability insurance on an occurrence form with limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate limit bodily injury, death and property damage per occurrence shall be provided to Seller.

(c) Buyer hereby agrees to indemnify and hold harmless Seller and its Affiliates from and against any loss that Seller or any of its Affiliates shall incur as the result of the acts of Buyer or Buyer’s representatives or consultants in conducting physical diligence with respect to the Property, or, in the case of physical damage to the Property resulting from such physical diligence, for the reasonable cost of repairing or restoring the Property to substantially its condition immediately prior to such damage (unless Buyer promptly shall cause such damage to be repaired or restored); provided, however, (i) the foregoing indemnity and agreement to hold Seller and its Affiliates harmless shall not apply to, and Buyer shall not be liable or responsible for, (A) the discovery of any fact or circumstance not caused by Buyer or its representatives or consultants (except to the extent Buyer exacerbates such fact or circumstance), (B) any pre-existing condition (except to the extent Buyer exacerbates such pre-existing condition), or (C) the negligence or willful misconduct of Seller, any of Seller’s Affiliates or any of their respective agents, employees, consultants or representatives and (ii) in no event shall Buyer be liable for any consequential, punitive or special damages; provided that, for the avoidance of doubt, such waiver of consequential, punitive and special damages shall not be deemed a waiver of damages that Seller or any of its Affiliates is required to pay to a party other than Seller or an Affiliate of Seller in respect of consequential, punitive or special damages.

SECTION 4.2. As-Is Provision. Buyer acknowledges and agrees that:

(a) SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER OR ANY AFFILIATE SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER OR ANY AFFILIATE TO BUYER AT CLOSING, BUYER AGREES THAT: (i) BUYER SHALL ACCEPT THE MEMBERSHIP INTERESTS AND THE PROPERTY IN THEIR PRESENT STATE AND CONDITION AND “AS-IS WITH ALL FAULTS”; (ii) SELLER SHALL NOT BE OBLIGATED TO DO ANY RESTORATION, REPAIRS OR OTHER WORK OF ANY KIND OR NATURE WHATSOEVER ON OR AFFECTING THE PROPERTY AND, SPECIFICALLY, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THE CPLV LEASE, SELLER SHALL NOT BE RESPONSIBLE FOR ANY WORK ON OR IMPROVEMENT OF THE PROPERTY NECESSARY (x) TO CAUSE THE PROPERTY TO MEET ANY APPLICABLE HAZARDOUS WASTE LAWS, (y) TO REPAIR, RETROFIT OR SUPPORT ANY PORTION OF THE IMPROVEMENTS DUE TO THE SEISMIC OR STRUCTURAL INTEGRITY (OR ANY DEFICIENCIES THEREIN) OF THE IMPROVEMENTS, OR (z) TO CURE ANY VIOLATIONS; AND (iii) NO PATENT OR LATENT CONDITION AFFECTING THE PROPERTY IN ANY WAY, WHETHER OR NOT KNOWN OR DISCOVERABLE OR DISCOVERED AFTER THE CLOSING DATE, SHALL AFFECT BUYER’S OBLIGATION TO PURCHASE THE PROPERTY OR TO PERFORM ANY OTHER ACT OTHERWISE TO BE PERFORMED BY BUYER UNDER THIS AGREEMENT, NOR SHALL ANY SUCH CONDITION GIVE RISE TO ANY ACTION, PROCEEDING, CLAIM OR RIGHT OF DAMAGE OR RESCISSION AGAINST SELLER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT.

(b) BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER OR ANY AFFILIATE THEREOF TO BUYER AT CLOSING, NEITHER SELLER, NOR ANY OF ITS AFFILIATES, NOR ANY OF ITS OR THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS OPERATIONS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (I) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE (PRESENT OR PROPOSED), OCCUPANCY OR OPERATION OF THE PROPERTY, (II) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS OPERATIONS, (III) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS OPERATIONS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION,

THE AMERICANS WITH DISABILITIES ACT OF 1990, (IV) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN ANY DOCUMENTATION OR OTHER INFORMATION PROVIDED TO BUYER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (V) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS.

ARTICLE 5

NO ADJUSTMENTS OR PRORATIONS; CLOSING COSTS

SECTION 5.1. No Adjustments or Prorations of Income or Expenses. Due to the existence of the CPLV Lease and the Octavius Lease, there will be no adjustments or prorations of income or expenses relating to the Property at Closing other than with respect to Rent and Property Taxes (as such terms are defined in the Octavius Lease). Rent (as such term is defined in the Octavius Lease) shall be prorated between Seller and Buyer as of 11:59 p.m. on the day immediately preceding the Closing Date, such that all Rent applicable to the period from and after Closing shall be paid or credited to Buyer at Closing. Property Taxes (as such term is defined in the Octavius Lease) shall be prorated between Seller and Buyer as of 11:59 p.m. on the day preceding the Closing Date based on the most recent available bill; provided, however, that after the Closing, Seller and Buyer shall reprorate such Property Taxes and the applicable party shall pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. This Section 5.1 shall survive the Closing.

SECTION 5.2. Closing Costs. Closing costs shall be allocated between Buyer and Seller as follows:

(a) Buyer shall pay the following closing costs: (i) all premiums and charges of the Title Company for the Owner’s Title Policy (other than in respect of a non-imputation endorsement, as set forth below), (ii) the cost of any surveys of the Property obtained by Buyer, and any updates thereto, (iii) fifty percent (50%) of (A) the cost of any non-imputation endorsement obtained by Buyer in connection with the Transaction and (B) any escrow charges imposed by the Escrow Agent and/or Title Company in connection with the Closing and (iv) all fees due its attorneys and all costs of Buyer’s due diligence, including fees due its consultants.

(b) Seller shall pay the following closing costs: (i) all fees due its attorneys, (ii) all costs incurred by Seller in connection with the Removal of any Required Removal Exceptions or other title exceptions that Seller elects or is required to remove, and (iii) fifty percent (50%) of (A) the cost of any non-imputation endorsement obtained by Buyer in connection with the Transaction and (B) any escrow charges imposed by the Escrow Agent and/or Title Company in connection with the Closing.

(c) Survival. The provisions of this Section 5.2 shall survive Closing and not be merged therein.

ARTICLE 6

CLOSING

SECTION 6.1. Closing Mechanics.

(a) The parties shall conduct an escrow Closing through the Escrow Agent as escrowee so that it will not be necessary for any party to attend Closing. The escrow Closing shall be conducted in accordance with an escrow arrangement, and pursuant to an escrow agreement, reasonably acceptable to Seller, Buyer and the Escrow Agent (the “Escrow Arrangement”). The Closing shall occur during the Closing Period in accordance with the provisions of subsection 6.1(b) hereof.

(b) On the first (1st) day of the Closing Period, Seller shall cause New Property Owner to be formed and then convey the Property to New Property Owner pursuant to the Deed, and New Property Owner and Seller will enter into the Lease and Easement Assignment and Acceptance Agreement. On the Closing Date, provided (1) all conditions precedent to Seller’s obligations hereunder have been satisfied (or waived) in accordance with Section 6.5, and (2) provided all conditions precedent to Buyer’s obligations hereunder have been satisfied (or waived) in accordance with Section 6.4, (i) Seller shall assign and transfer all of the Membership Interests to Buyer, (ii) Buyer shall pay the Purchase Price (plus or minus the prorations and closing costs in accordance with Article 5) to Seller, in each case, in accordance with the Escrow Arrangement, and (iii) the applicable Seller Parties and the applicable Buyer Parties will execute and deliver the other documents and materials as required under this Agreement, including Sections 6.2 and 6.3. Upon written notice from Seller to Buyer, or Buyer to Seller, as applicable, on or prior to the then scheduled Closing Period, (i) Seller shall be entitled to adjourn the then scheduled Closing Period for as many days as is necessary for Seller to satisfy the conditions set forth in Section 6.4, and (ii) Buyer shall be entitled to adjourn the then scheduled Closing Period for as many days as is necessary for Buyer to satisfy the conditions set forth in Section 6.5 hereof, provided that, in each case, in no event shall the Closing Date be adjourned beyond July 12, 2018. Notwithstanding anything to the contrary contained herein, it is expressly agreed to by Seller and Buyer that TIME IS OF THE ESSENCE with respect to Seller’s and Buyer’s respective obligations to consummate the Transaction on the Closing Date.

(c) The items to be delivered by each Seller Party or Buyer in accordance with the terms of Sections 6.2 or 6.3 (other than those pursuant to subsections 6.2(a) through (c)) shall be delivered to Escrow Agent on the Closing Date.

SECTION 6.2. Seller’s Closing Deliveries. During the Closing Period, Seller shall execute and deliver (or cause to be executed and delivered by its Affiliates, including the other Seller Parties), and have acknowledged, as applicable, the following documents and make such payments as specified below (it being understood and agreed that the documents referenced in subsections 6.2(a) through (c) shall be executed, delivered and acknowledged (and, in the case of the Deed, be recorded in the Clark County Real Estate Records) on the first day of the Closing Period (with original fully executed counterparts thereof (other than the Deed) delivered to Buyer promptly after the Closing Date) and the other documents, materials and payments shall be executed, delivered, acknowledged and paid, as applicable, on the Closing Date):

(a) Deed. A deed for the Property in the form of Exhibit F attached hereto (the “Deed”), and the State of Nevada Declaration of Value, executed, acknowledged and delivered by Seller and New Property Owner, as applicable, conveying the Property to New Property Owner.

(b) [Intentionally Omitted].

(c) Lease and Easement Assignment and Acceptance Agreement. An assignment and acceptance of the Leases and the REA in the form of Exhibit G attached hereto (the “Lease and Easement Assignment and Acceptance Agreement”), executed and delivered by Seller and New Property Owner, pursuant to which Seller assigns all of its interest in the Leases and the REA to New Property Owner and New Property Owner accepts such assignment.

(d) Evidence of Deed Recordation Etc. Reasonable evidence of the formation of New Property Owner in Delaware, that New Property Owner is qualified to do business and is in good standing in the State of Nevada, and that the Deed was duly recorded in the Clark County Real Estate Records.

(e) [Intentionally Omitted].

(f) [Intentionally Omitted].

(g) Membership Interest Assignment and Assumption Agreement. An assignment and assumption agreement with respect to all of the membership interests in New Property Owner (the “Membership Interests”) in the form of Exhibit H attached hereto (the “Membership Interest Assignment and Assumption Agreement”), executed and delivered by Seller, pursuant to which Seller assigns and transfers all such Membership Interests to Buyer.

(h) [Intentionally omitted].

(i) [Intentionally omitted].

(j) Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit I attached hereto, in compliance with Treasury Regulations Section 1.1445-2(b)(2) (the “FIRPTA Affidavit”), executed and delivered by Seller.

(k) Evidence of Authority. Delivery by Seller of documentation to establish to Buyer’s and the Title Company’s reasonable satisfaction the due authorization of Seller’s and each of the other Seller Parties’ consummation of the Transaction, including Seller’s execution of this Agreement and Seller’s and each of the other Seller Parties’ execution of the Closing Documents required to be delivered by each such party.

(l) Title Affidavit, Non-Imputation Affidavit and Related Documents. An owner’s affidavit in the form of Exhibit J-1 attached hereto, a non-imputation affidavit in the form of Exhibit J-2 attached hereto, and such other documents, certificates, indemnities and affidavits as may be otherwise agreed upon by Seller and Buyer in each of their reasonable discretions and/or reasonably and customarily required by the Title Company to consummate the Transaction, executed and delivered by Seller and New Property Owner, as applicable.

(m) Seller Costs. Seller shall cause costs required to be paid by Seller under the provisions of this Agreement to be debited against the proceeds to Seller on the Title Company’s settlement statement.

(n) [Intentionally Omitted].

(o) [Intentionally Omitted].

(p) [Intentionally Omitted].

(q) REA Estoppel Certificate. The REA Estoppel Certificate, executed and delivered by Forum Shops, LLC, a Delaware limited liability company.]

(r) Notice to County of Clark. A letter addressed in the form attached hereto as Exhibit K, executed and delivered by each of Caesars Palace Realty LLC, a Nevada limited liability company (as successor by merger to Caesars Palace Realty Corp., a Nevada corporation) and CPLV Lease Tenant.

(s) Certificate of Representations and Warranties. A certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit L, executed and delivered by Seller, stating that Seller’s Warranties contained in Section 7.2 hereof (as the same may be modified pursuant to Section 7.3(e), if applicable) are true, correct and complete in all material respects as of each day of the Closing Period.

SECTION 6.3. Buyer’s Closing Deliveries. On the Closing Date, Buyer shall execute and deliver (or cause to be executed and delivered by its Affiliates), and have acknowledged, as applicable, the following documents, and on or before the Closing Date, Buyer shall make such payments as specified below:

(a) Purchase Price. The Purchase Price (plus or minus the prorations and closing costs in accordance with Article 5), plus any other amounts required to be paid by Buyer at Closing hereunder.

(b) Membership Interest Assignment and Assumption Agreement. The Membership Interest Assignment and Assumption Agreement, executed and delivered by Buyer.

(c) [Intentionally Omitted].

(d) [Intentionally Omitted].

(e) Evidence of Authority. Delivery by Buyer of documentation to establish to Seller’s and the Title Company’s reasonable satisfaction the due authorization of Buyer’s consummation of the Transaction, including Buyer’s execution of this Agreement and Buyer’s execution of the Closing Documents required to be delivered by Buyer.

(f) [Intentionally Omitted].

(g) Certificate of Representations and Warranties. A certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit M, executed and delivered by Buyer, stating that the representations and warranties of Buyer contained in Section 7.1 hereof are true, correct and complete in all material respects as of the Closing Date.

(h) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer in each of their reasonable discretions to consummate the Transaction.

SECTION 6.4. Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on the satisfaction or waiver of all of the following during or prior to the Closing Period:

(a) Representations True. All Seller’s Warranties shall be true and correct in all material respects on and as of each day of the Closing Period as if made on and as of each such date.

(b) Deed; Title Condition. The Deed shall have been duly recorded in the Clark County Real Estate Records, the New Property Owner shall own fee simple title (other than with respect to appurtenant interests constituting Real Property in which Seller does not hold fee simple title) to the Real Property, title to the Real Property shall be as provided in Section 3.1 and, assuming Buyer pays the premium in respect thereof, the Title Company shall be irrevocably committed to issue the Owner’s Title Policy to New Property Owner.

(c) Seller’s Deliveries Complete. Each Seller Party shall have executed and delivered, and have acknowledged, as applicable, all of the documents and other items required pursuant to Section 6.2 to which it is a party and shall have performed all other material obligations to be performed by such Seller Party at or during the Closing Period.

(d) No Legal Impediment. There shall not be in effect any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the Transaction.

(e) No Bankruptcy. A petition shall not have been filed by or against Seller or New Property Owner under the Federal Bankruptcy Code or any similar Laws.

SECTION 6.5. Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on the satisfaction or waiver of all of the following during or prior to the Closing Period:

(a) Representations True. All Buyer’s Warranties shall be true and correct in all material respects on and as of each day of the Closing Period, as if made on and as of each such date.

(b) Buyer’s Deliveries Complete. Buyer shall have timely delivered the funds required hereunder and shall have executed and delivered all of the documents to be executed by Buyer and other items required to be delivered by Buyer, in each case, pursuant to Section 6.3 and shall have performed all other material obligations to be performed by Buyer on or prior to Closing.

(c) No Legal Impediment. There shall not be in effect any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the Transaction.

SECTION 6.6. Failure of Conditions Precedent. In the event any of the conditions set forth in this Article 6 are neither waived nor satisfied as of the applicable day of the Closing Period (subject to Seller’s and Buyer’s rights to extend the Closing Period pursuant to the terms of this Agreement) and the provisions of Article 9 hereof do not apply, Seller or Buyer (as applicable), so long as such party is not in default of its obligations to consummate the Closing as and when required under this Agreement, may terminate this Agreement by notice to the other party, and thereafter, neither party shall have any further rights or obligations hereunder except for obligations which expressly survive termination of this Agreement. If the Closing does not occur on or before July 12, 2018, this Agreement shall automatically terminate, other than those terms that, pursuant to the express terms hereof, survive termination hereof.

SECTION 6.7. Octavius Lease Termination and Transfer. From and after the Closing until the earlier to occur of (1) the closing of the Other Land PSA, the Octavius Call Right Transfer or the Octavius Put Right Transfer, or (2) the date on which neither party has any potential right to cause the Octavius Call Right Transfer or the Octavius Put Right Transfer, as applicable, to occur, Buyer shall, and shall cause New Property Owner and CPLV Lease Landlord to, comply with the following requirements: (a) other than pursuant to the Octavius Lease Termination and Transfer, the Octavius Call Right Transfer and the Octavius Put Right Transfer, Buyer shall not sell, transfer, assign, encumber, collaterally assign, pledge, mortgage, dispose of or otherwise transfer its right, title or interest in, to or under the Membership Interests, (b) other than pursuant to the Octavius Lease Termination and Transfer, New Property Owner shall not sell, grant, lease (other than pursuant to the Octavius Lease), sublease (other than pursuant to the CPLV Lease), license, encumber, pledge, mortgage, dispose of or otherwise transfer the Property or any interest therein, and (c) other than pursuant to the Octavius Lease Termination and Transfer, neither New Property Owner nor CPLV Lease Landlord shall amend, modify, terminate, encumber, pledge, mortgage or assign (in each case, either in whole or in part) the Octavius Lease. Concurrently with the Closing (as defined in the Other Land PSA), Buyer shall cause (i) CPLV Lease Landlord to acquire the Membership Interests from Buyer and (immediately following such acquisition of the Membership Interests) elect to either, in Buyer’s sole discretion (x) cause New Property Owner to merge with and into CPLV Lease Landlord, or (y) cause New Property Owner to convey the Property to CPLV Lease Landlord, (ii) New Property Owner and CPLV Lease Landlord to terminate the Octavius Lease, and (iii) immediately thereafter, cause New Property Owner to dissolve (collectively, the “Octavius Lease Termination and Transfer”). The provisions of this Section 6.7 shall survive the termination of this Agreement.

SECTION 6.8.

(a) Octavius Call Right Transfer. If the Other Land PSA terminates, and such termination was not due to (i) a default by Other Land Seller under the Other Land PSA of its obligation to close the Transaction (as defined in the Other Land PSA), (ii) the failure of a condition under Sections 6.4(a) (but only to the extent that the breach of the applicable representation or warranty that caused the failure of such condition was within the control of the Other Land Seller), (c), (g), or (t) through (z) (but in each case of such clauses (t) through (z), only to the extent that the applicable breach or default that caused the failure of the condition was within the control of the Other Land Seller) of the Other Land PSA, or (iii) the failure of Other Land Seller to cure any non-compliance with respect to any zoning requirements relating to parking as identified in the Due Diligence Notice pursuant to Section 4.1(a) of the Other Land PSA (but only to the extent that such failure to cure was within the control of the Other Land Seller), then the Seller shall have the right to acquire the Re-Acquisition Membership Interests (as defined below) from Buyer (the “Octavius Call Right Transfer”), subject to the remainder of this Section 6.8(a). Seller may exercise such right by giving written notice of such exercise to Buyer (the “Call Right Notice”) no later than ten (10) Business Days after the Other Land PSA Termination Date, TIME BEING OF THE ESSENCE (such date, the “Call Right Notice Deadline”). For purposes of this Agreement, “Other Land PSA Termination Date” shall mean June 30, 2019, or such earlier date on which the Other Land PSA is terminated pursuant to its terms, provided such earlier termination is confirmed in a written notice by the terminating party that specifies such earlier termination date. The Call Right Notice shall specify the date upon which the Octavius Call Right Transfer shall occur, such date being no earlier than fifteen (15) days, and no later than thirty (30) days, after delivery of the Call Right Notice. If Seller fails to timely deliver the Call Right Notice, this Section 6.8(a) shall automatically be null and void. Upon timely delivery of a Call Right Notice, Buyer and Seller shall promptly, but in no event later than ten (10) Business Days after the delivery of the Call Right Notice, execute a purchase and sale agreement (a “Re-Acquisition Purchase and Sale Agreement”) substantially in the form of this Agreement (including for the same purchase price as the Purchase Price) and requiring that Buyer shall cause New Property Owner to (v) form a new wholly owned subsidiary of New Property Owner (such subsidiary, the “Re-Acquisition Property Owner”), (w) convey the Property to Re-Acquisition Property Owner (consistent with the formation of New Property Owner and the transfer of the Property to New Property Owner pursuant to the terms of this Agreement), (x) assign to Re-Acquisition Property Owner the Leases and the REA (consistent with the execution and delivery of the Lease and Easement Assignment and Acceptance Agreement required under Section 6.2), (y) convey 100% of the membership interests of Re-Acquisition Property Owner (the “Re-Acquisition Membership Interests”) to Seller free and clear of any and all liens or encumbrances of any kind (other than such liens or encumbrances that affect the Membership Interests or the Property on the date of the Closing and such liens or encumbrances that are caused or consented to by Seller or its Affiliates), and (z) cause the Property to be free and clear of any liens or encumbrances granted or arising due to the acts of Buyer, New Property Owner or Re-Acquisition Property Owner, or the failure of any such party to pay Property Taxes (as such term is defined in the Octavius Lease), in each case between the date of Closing and the date of the closing of the Octavius Call Right Transfer, unless such liens or encumbrances are caused or consented to by Seller or its Affiliates. In addition, the Re-

Acquisition Purchase and Sale Agreement shall contain such conforming changes as are appropriate to effectuate the acquisition of the Re-Acquisition Membership Interests by Seller, including, without limitation, the following: (I) the closing date shall be the date specified by Seller in the Call Right Notice, (II) the provisions relating to the Other Land PSA shall be deleted, and (III) Buyer will not be required to make any representations relating to the Property other than a representation that Buyer has complied with its covenants concerning the Property in Section 6.7 and representations in the form of Section 7.2(g), Section 7.2(l) and Section 7.2(o) (in the case of Section 7.2(g) and Section 7.2(o), to the extent Buyer can truthfully make such representations). Each of the parties hereto agrees (and agrees to cause its Affiliates) to take all actions reasonably necessary and execute all documents reasonably required to give effect to this Section 6.8(a) after delivery by Seller of a Call Right Notice, including, without limitation, pursuing all governmental and third party approvals reasonably necessary to consummate the Octavius Call Right Transfer. Notwithstanding anything in this Agreement to the contrary, and without limiting any other rights or remedies of Seller under this Agreement, Seller shall be entitled to obtain specific performance of the provisions of this Section 6.8(a), it being agreed by the parties after negotiation that no other remedy would adequately address the harm suffered by Seller due to Buyer’s failure to perform under this Section 6.8(a) and that Seller would not have entered into this Agreement but for the availability of such remedy. In connection with Seller’s enforcement of the remedy of specific performance, Seller shall be entitled to, among other things, file or record a lis pendens and take such other actions as may be necessary or advisable as determined by Seller in its sole discretion. Notwithstanding anything in this Agreement to the contrary, if (w) Seller timely elects to exercise the Octavius Call Right Transfer and does not default in its obligation to close thereunder, (x) the Closing (as defined in the Other Land PSA) does not occur due to a default by Other Land Buyer in its obligation to consummate such Closing (as defined in the Other Land PSA), and (y) the Other Land Seller elects to terminate the Other Land PSA and to receive payment of the Seller Liquidated Damages Amount (as defined in the Other Land PSA) by Other Land Buyer, Seller shall be entitled to receive payment of the Seller Liquidated Damages Amount by Buyer pursuant to Section 9.1 of this Agreement. Notwithstanding anything to the contrary in this Section 6.8(a), if Seller delivers the Call Right Notice, (i) Seller shall reimburse Buyer for all costs and expenses incurred by Buyer in connection with the transaction that effectuates the acquisition of the Re-Acquisition Membership Interests by Seller pursuant to this Section 6.8(a) (unless the termination of the Other Land PSA was due to Other Land Buyer’s breach under the Other Land PSA, in which case no such reimbursement shall be made), and (ii) Rent (as defined in the Octavius Lease) due and payable in the month of the closing of the Octavius Call Right Transfer shall be prorated between Seller and Buyer as of 11:59 p.m. on the day preceding the date of the closing of the Octavius Call Right Transfer to the extent such Rent (as defined in the Octavius Lease) has actually been received by New Property Owner. The provisions of this Section 6.8(a) shall survive the Closing or termination of this Agreement.

(b) Octavius Put Right Transfer. If the Other Land PSA terminates, and such termination was not due to (i) a default by Other Land Buyer of its obligation to close the Transaction (as defined in the Other Land PSA), or (ii) the failure of a condition under Sections 6.5(a) (but only to the extent that the breach of the applicable representation or warranty that caused the failure of such condition was within the control of the Other Land Buyer) or (b) of the Other Land PSA, then the Buyer shall have the right to cause Seller to, and Seller shall, acquire the Re-Acquisition Membership Interests from Buyer (the “Octavius Put Right Transfer”), subject to the remainder of this Section 6.8(b). Buyer may exercise such right by giving written notice of such exercise to Seller (the “Put Right Notice”) no later than ten (10) Business Days after the Other Land PSA Termination Date, TIME BEING OF THE ESSENCE (such date, the “Put Right Notice Deadline”). The Put Right Notice shall specify the date upon which the Octavius Put Right Transfer shall occur, such date being no earlier than fifteen (15) days, and no later than thirty (30) days, after delivery of the Put Right Notice. If Buyer fails to timely deliver the Put Right Notice, this Section 6.8(b) shall automatically be null and void. Upon timely delivery of a Put Right Notice, Seller and Buyer shall promptly, but in no event later than ten (10) Business Days after the delivery of the Put Right Notice, execute a Re-Acquisition Purchase and Sale Agreement and requiring that Buyer shall cause New Property Owner to (v) form the Re-Acquisition Property Owner, (w) convey the Property to Re-Acquisition Property Owner (consistent with the formation of New Property Owner and the transfer of the Property to New Property Owner pursuant to the terms of this Agreement), (x) assign to Re-Acquisition Property Owner the Leases and the REA (consistent with the execution and delivery of the Lease and Easement Assignment and Acceptance Agreement required under Section 6.2), (y) convey 100% of the Re-Acquisition Membership Interests to Seller free and clear of any and all liens or encumbrances of any kind (other than such liens or encumbrances that affect the Membership Interests or the Property on the date of the Closing and such liens or encumbrances that are caused or consented to by Seller or its Affiliates), and (z) cause the Property to be free and clear of any liens or encumbrances granted or arising due to the acts of Buyer, New Property Owner or Re-Acquisition Property Owner, or the failure of any such party to pay Property Taxes (as such term is defined in the Octavius Lease), in each case between the date of Closing and the date of the closing of the Octavius Put Right Transfer, unless such liens or encumbrances are caused or consented to by Seller or its Affiliates. In addition, the Re-Acquisition Purchase and Sale Agreement shall contain such conforming changes as are appropriate to effectuate the acquisition of the Re-Acquisition Membership Interests by Seller, including, without limitation, the following: (I) the closing date shall be the date specified by Buyer in the Put Right Notice, (II) the provisions relating to the Other Land PSA shall be deleted, and (III) Buyer will not be required to make any representations relating to the Property other than a representation that Buyer has complied with its covenants concerning the Property in Section 6.7 and representations in the form of Section 7.2(g), Section 7.2(l) and Section 7.2(o) (in the case of Section 7.2(g) and Section 7.2(o), to the extent Buyer can truthfully make such representations). Each of the parties hereto agrees (and agrees to cause its Affiliates) to take all actions reasonably necessary and execute all documents reasonably required to give effect to this Section 6.8(b) after delivery by Buyer of a Put Right Notice, including, without limitation, pursuing all governmental and third party approvals reasonably necessary to consummate the Octavius Put Right Transfer. Notwithstanding anything in this Agreement to the contrary, and without limiting any other rights or remedies of Buyer under this Agreement, Buyer shall be entitled to obtain specific performance of the provisions of this Section 6.8(b), it being agreed by the parties after negotiation that no other remedy would adequately address the harm suffered by Buyer due to Seller’s failure to perform under this Section 6.8(b) and that Buyer would not have entered into this Agreement but for the availability of such remedy. In connection with Buyer’s enforcement of the remedy of specific performance, Buyer shall be entitled to take such actions as may be necessary or advisable as determined by Buyer in its sole discretion. Notwithstanding anything in this Agreement to the contrary, if (w) Buyer timely elects to exercise the Octavius Put Right Transfer and does not default in its obligation to close thereunder, (x) the Closing (as defined in the Other Land PSA) does not occur due to a default by Other Land Seller in its obligation to consummate such Closing (as defined in the Other Land PSA), and (y) the Other Land Buyer elects to terminate the Other Land PSA and to receive payment of the Buyer Liquidated Damages Amount (as defined in the Other Land PSA) by Other Land Seller, Buyer shall be entitled to receive payment of the Buyer Liquidated Damages Amount by Seller pursuant to Section 9.2 of this Agreement. Notwithstanding anything to the contrary in this Section 6.8(b), if Buyer delivers the Put Right Notice, (i) Buyer shall reimburse Seller for all costs and expenses incurred by Seller in connection with the transaction that effectuates the acquisition of the Re-Acquisition Membership Interests by Seller pursuant to this Section 6.8(b) (unless the termination of the Other Land PSA was due to Other Land Seller’s breach under the Other Land PSA, in which case no such reimbursement shall be made), and (ii) Rent (as defined in the Octavius Lease) due and payable in the month of the closing of the Octavius Put Right Transfer shall be prorated between Seller and Buyer as of 11:59 p.m. on the day preceding the date of the closing of the Octavius Put Right Transfer to the extent such Rent (as defined in the Octavius Lease) has actually been received by New Property Owner. The provisions of this Section 6.8(b) shall survive the Closing or termination of this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

SECTION 7.1. Buyer’s Representations. Buyer represents and warrants to Seller as of the Effective Date and as of each date of the Closing Period, as follows:

(a) Buyer’s Authorization; Non-Contravention. Buyer and each of its Affiliates that is executing any Closing Document, as applicable, (i) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) is authorized to execute this Agreement and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer and its Affiliates, as applicable, and such instruments, obligations and actions are valid and legally binding upon Buyer and its Affiliates, as applicable, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and all Closing Documents to be executed by Buyer and its Affiliates, as applicable, and the performance of the obligations of Buyer and its Affiliates, as applicable, hereunder or thereunder will not (w) result in the violation of any Laws, or any provision of Buyer’s or its Affiliates’, as applicable, organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon Buyer, (y) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Buyer or its Affiliates, as applicable, is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Date.

(b) Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar Laws.

(c) OFAC; Patriot Act. Buyer hereby represents and warrants to Seller that neither Buyer, nor to its knowledge, any persons or entities holding any Controlling legal or beneficial interest whatsoever in it (expressly excluding any direct or indirect shareholders of VICI Properties, Inc.), are, (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Buyer hereby represents and warrants to Seller that no funds tendered to Seller under the terms of this Agreement are or will be directly or indirectly derived from activities (expressly excluding any activities of any direct or indirect shareholders of VICI Properties, Inc.) that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Buyer will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Property.

SECTION 7.2. Seller’s Representations. Seller represents and warrants to Buyer, as of the Effective Date and as of each day of the Closing Period as set forth below, as follows:

(a) Seller’s Authorization; Non-Contravention. Seller and each of its Affiliates that is executing any Closing Document, as applicable, (i) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) is authorized to execute this Agreement and consummate the Transaction, and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Seller and its Affiliates, as applicable, and such instruments, obligations and actions are valid and legally binding upon Seller and its Affiliates, as applicable, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and all Closing Documents to be executed by Seller and its Affiliates, as applicable, and the performance of the obligations of Seller and its Affiliates, as applicable, hereunder or thereunder will not (w) result in the violation of any Laws, or any provision of Seller’s or its Affiliates’, as applicable, organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon Seller, (y) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Seller or its Affiliates, as applicable, is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Period.

(b) New Property Owner’s Authorization; Non-Contravention. After the formation of the New Property Owner on the first day of the Closing Period and through the Closing Date, (i) New Property Owner shall be duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) New Property Owner shall be authorized to consummate the Transaction, and fulfill all of its obligations hereunder and under all Closing

Documents to be executed by New Property Owner and such instruments, obligations and actions shall be valid and legally binding upon New Property Owner, enforceable in accordance with their respective terms. After the formation of the New Property Owner on the first day of the Closing Period and through the Closing Date, the execution and delivery of all Closing Documents to be executed by New Property Owner and the performance of the obligations of New Property Owner thereunder shall not (w) result in the violation of any Laws, or any provision of New Property Owner’s organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon New Property Owner, (y) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which New Property Owner is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Period.

(c) Bankruptcy. No petition has been filed by Seller, nor has Seller received written notice of any petition filed against Seller under the Federal Bankruptcy Code or any similar Laws. As of each day of the Closing Period, no petition has been filed by New Property Owner under the Federal Bankruptcy Code or any similar Laws.

(d) OFAC; Patriot Act. Seller hereby represents and warrants to Buyer that neither Seller, nor to its knowledge, any persons or entities holding any Controlling legal or beneficial interest whatsoever in it (expressly excluding any direct or indirect shareholders of CEC), are Prohibited Persons. Seller hereby represents and warrants to Buyer that no funds tendered to Buyer under the terms of this Agreement are or will be directly or indirectly derived from activities (expressly excluding any activities of any direct or indirect shareholders of CEC) that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Seller will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Property.

(e) Environmental Laws. Except as disclosed in the Environmental Reports, Seller has complied and Seller and the Property are now complying with all Environmental Laws (as defined in the CPLV Lease), except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(f) [Intentionally Omitted].

(g) Litigation. Except as set forth in Schedule 7.2(g) with respect to certain litigation against Seller, which litigation does not affect the Property or New Property Owner, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding that is pending, or to Seller’s knowledge threatened in writing, against Seller, New Property Owner, the Property or the Membership Interests that would reasonably be expected to cause a Material Adverse Effect (other than, in the case of Seller, New Property Owner and the Property, claims for personal injury, property damage, worker’s compensation or employment practices liability for which Seller’s insurance carrier has not disclaimed liability and in which the amounts claimed do not exceed the applicable insurance policy limits).

(h) Compliance with Laws. Subject to the provisions of Section 7.2(e) with respect to Environmental Laws, the Property, and Seller’s operations at the Property, are in compliance with all applicable Laws, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(i) Leases. There are no Leases in effect with respect to the Property other than the Octavius Lease.

(j) [Intentionally Omitted].

(k) Union Agreement; Employees. As of the Closing Date, (a) New Property Owner does not have any employees, (b) neither Seller nor any Affiliate thereof has any employees, who will have any right to employment by, or to Seller’s knowledge, claim against, New Property Owner, (c) neither Seller nor any affiliate thereof is a party to or bound by any collective bargaining agreement or other agreement with any labor organization that gives rise to any claims against New Property Owner and (d) there are no outstanding claims against Seller under any collective bargaining agreement or other agreement with a labor organization to which Seller is a party which relates to New Property Owner.

(l) Taxes. Seller has timely filed with the appropriate taxing authorities all tax returns that it has been required to file with respect to New Property Owner or the Property. All such tax returns are true, correct, and complete in all material respects. All taxes (including any interest or penalties thereon) owed by Seller with respect to the Property or New Property Owner have been paid prior to delinquency.

(m) [Intentionally Omitted.]

(n) ERISA. Seller is not, and is not acting on behalf of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, or (iii) an entity deemed to hold “plan asset” of any of the foregoing within the meaning of 29 C.F.R. Section 2510.3 101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any state statutes applicable to Seller regulating investments of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

(o) Condemnation. No condemnation or eminent domain proceeding in which Seller has received written notice is pending with respect to the Property, and to Seller’s Knowledge, no such proceeding is threatened, or contemplated, in writing.

(p) Membership Interests. As of the Closing Date, (i) immediately prior to assignment thereof to Buyer, Seller is the lawful owner of the Membership Interests, free and clear of all Liens; (ii) the Membership Interests constitute all of the membership interests of New Property Owner; (iii) Seller is the sole member of New Property Owner; (iv) New Property Owner has no manager (other than New Property Owner); (v) the Membership Interests have been duly authorized and validly issued and have not been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any other rights; (vi) Seller will transfer good, valid and marketable title to the Membership Interests to Buyer, free and clear of all Liens; and (vii) Seller has furnished to Buyer true, correct and complete copies of the certificate of formation and operating agreement of New Property Owner.

(q) New Property Owner. As of the Closing Date, (i) New Property Owner was created solely for the purpose of and has not engaged in any activity or business other than owning the Property; (ii) the only asset of New Property Owner is the Property (and, for the avoidance of doubt, New Property Owner has no direct or indirect subsidiaries and does not own any interests in any other entity); and (iii) New Property Owner has no liabilities (contingent or otherwise) other than its liabilities as landlord under the Octavius Lease and those liabilities that arise solely as a result of New Property Owner’s ownership of the Property, in its capacity as owner thereof (such as real estate taxes and any liabilities under the REA).

(r) [Intentionally Omitted].

(s) No Default Under CPLV Lease. To Seller’s Knowledge (and to the knowledge of CPLV Lease Tenant) there is no “Tenant Event of Default” (as such term is defined in the CPLV Lease).

(t) No Default Under CPLV MLSA. To Seller’s Knowledge (and to the knowledge of CPLV Lease Tenant, CPLV MLSA Manager, CEC, Caesars License Company, and Caesars Enterprise) there is no “Event of Default” (as such term is defined in the CPLV MLSA).

(u) REA. To Seller’s Knowledge (i) there is no default by any party under the REA that would have a Material Adverse Effect, (ii) the REA has not been assigned by Seller or CPLV Lease Tenant, and (iii) the REA is in full force and effect. Except as set forth on Schedule 7.2(u), the REA has not been amended or modified. Seller has furnished to Buyer true, correct and complete copies of the REA.

SECTION 7.3. General Provisions.

(a) Survival of Seller’s Warranties and Buyer’s Warranties. Seller’s Warranties and Buyer’s Warranties shall survive Closing and not be merged therein for a period of two hundred seventy (270) days (such period, the “Survival Period”); provided that Seller’s NPO Warranties shall survive Closing without limitation of time; provided further that the Survival Period will be extended for so long as any claim of breach of any such representation or warranty, notice of which was provided to Seller or Buyer, as applicable, within the period of two hundred seventy (270) days referenced above, shall be outstanding.

(b) Seller’s aggregate liability to Buyer with respect to any and all such breaches of Seller’s representations or warranties set forth in this Agreement (other than Seller’s NPO Warranties), shall not exceed Five Percent (5%) of the Purchase Price and Buyer hereby waives any damages, costs and expenses in respect of such breaches in excess of said amount.

(c) Survival. The provisions of this Section 7.3 shall survive Closing (and not be merged therein) or any earlier termination of this Agreement.

(d) [Intentionally Omitted].

(e) Update of Representations and Warranties. Prior to the Closing, Seller shall have the right to amend and otherwise modify the representations and warranties made by Seller by written notice thereof to Buyer to reflect any change in facts or circumstances first occurring after the Effective Date not resulting from a breach or default by Seller or its Affiliates under this Agreement. If such changes, individually or in the aggregate, result in a Material Adverse Effect, Buyer shall have the right to elect either (x) to continue with the Closing, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Seller on account thereof, in which case Seller shall not be liable to Buyer (and Buyer shall have no rights or remedies) with respect to the matter, condition or circumstance which was the basis of the applicable modification to such modified representation or warranty, notwithstanding anything in this Agreement to the contrary, or (y) to terminate this Agreement, whereupon following any such termination, neither party shall have any further rights or obligations hereunder except for obligations which expressly survive termination of this Agreement.

ARTICLE 8

COVENANTS

SECTION 8.1. Contracts and Leases. Between the Effective Date and the Closing, Seller shall not enter into any new Contract or Lease or extend, renew, replace or otherwise modify or terminate or cancel any Contract or Lease, except to the extent that CPLV Lease Tenant would be permitted to do the same under the terms of the CPLV Lease.

SECTION 8.2. Operation of Property. Between the Effective Date and the Closing, Seller shall (and shall cause New Property Owner on the first day of the Closing Period to) own and operate the Property subject to and in compliance with the provisions, terms and conditions of the Octavius Lease.

SECTION 8.3. Brokers. Seller and Buyer expressly represent that there has been no broker or any other party representing Seller or Buyer as broker with respect to the Transaction and with respect to this Agreement. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by any party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction. The provisions of this Section 8.3 shall survive Closing (and not be merged therein) or the earlier termination of this Agreement.

SECTION 8.4. Transfer Taxes. Seller and Buyer each hereby covenant and agree that in the event any transfer, documentary, sales, use, stamp, registration and value added taxes and fees are incurred in connection with the Closing (including any real property transfer tax and any other similar tax), all such taxes or fees shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer will cooperate to timely file all necessary tax returns or other documents with respect to such taxes or fees. The provisions of this Section 8.4 shall survive Closing (and not be merged therein).

SECTION 8.5. Publicity. Seller and Buyer agree that any press release or other public statement with respect to the Transaction or this Agreement shall be mutually approved by the other (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable gaming, securities or other Laws or by obligations pursuant to any listing agreement or rules of any securities exchange or in connection with corporate transactions or financings that Seller or Buyer may undertake; provided, that the disclosing party shall use commercially reasonable efforts to provide prior notice to and consult with the non-disclosing party. The provisions of this Section 8.5 shall survive Closing (and not be merged therein) or the earlier termination of this Agreement.

SECTION 8.6. Intentionally Omitted.

SECTION 8.7. Confidentiality. Seller and Buyer agree that they continue to be bound by the Mutual Non-Disclosure Agreement, dated February 13, 2018, between CEC and VICI Properties Inc., a Maryland corporation (the “Confidentiality Agreement”). Notwithstanding the foregoing and for the avoidance of doubt, each of Seller and Buyer may disclose such information to the extent required by applicable Gaming, securities or other Laws or by obligations pursuant to any listing agreement or rules of any securities exchange and to financing sources and as otherwise contemplated by the Confidentiality Agreement, and Section 8.5 above. The provisions of this Section 8.7 shall survive Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 9

DEFAULTS

SECTION 9.1. Seller’s Remedies for Buyer Defaults. Prior to entering into this transaction, Buyer and Seller have discussed the fact that substantial damages will be suffered by Seller if Buyer shall default in its obligation to purchase the Membership Interests under this Agreement when required hereunder; accordingly, the parties agree that a reasonable estimate of Seller’s damages in such event is the amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00) (the “Seller Liquidated Damages Amount”). If Buyer defaults in its obligation to consummate the Closing as and when required under this Agreement, then Seller shall have the right to elect, as its sole and exclusive remedy (but without limiting any rights or remedies that Seller may have to receive the Specific Performance Liquidated Damages Amount, as described below), to (x) terminate this Agreement by written notice to Buyer, whereupon Buyer shall pay the Seller Liquidated Damages Amount to Seller, and thereafter, the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement, (y) seek specific performance of this Agreement against Buyer and, as applicable, the Buyer Parties or (z) waive the default or breach and proceed to close the Transaction. Notwithstanding any provision of this Agreement to the contrary, if Buyer shall default in its obligation to effectuate the Octavius Call Right Transfer in accordance with Section 6.8(a) and it is within Buyer’s or its affiliates control to so effectuate the Octavius Call Right Transfer, and such default is not cured within sixty (60) days after written notice from Seller of such default, then (i) the parties agree that a reasonable estimate of Seller’s damages in such event is the amount of Fifty Million and No/100 Dollars ($50,000,000.00) (the “Specific Performance Liquidated Damages Amount”), and (ii) without limiting any other rights or remedies that Seller may have under this Agreement, upon written notice from Seller to Buyer identifying such breach and requesting payment of the Specific Performance Liquidated

Damages Amount, Buyer shall pay the Specific Performance Liquidated Damages Amount to Seller. Notwithstanding the foregoing, in no event shall Seller receive the Seller Liquidated Damages Amount if Seller receives the Specific Performance Liquidated Damages Amount. On the Effective Date, Buyer shall cause the Buyer Guarantor to execute and deliver the PSA Buyer Guaranty with respect to Buyer’s obligations under this Section 9.1.

SECTION 9.2. Buyer’s Remedies for Seller Defaults. Prior to entering into this transaction, Buyer and Seller have discussed the fact that substantial damages will be suffered by Buyer if Seller shall default in its obligation to sell the Membership Interests under this Agreement when required hereunder; accordingly, the parties agree that a reasonable estimate of Buyer’s damages in such event is the amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00) (the “Buyer Liquidated Damages Amount”). If Seller defaults in its obligation to consummate the Closing as and when required under this Agreement, then Buyer shall have the right to elect, as its sole and exclusive remedy (but without limiting any rights or remedies that Buyer may have to receive the Specific Performance Liquidated Damages Amount, as described below), to (x) terminate this Agreement by written notice to Seller, whereupon Seller shall pay the Buyer Liquidated Damages Amount to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement, (y) seek specific performance of this Agreement against Seller and, as applicable, the Seller Parties or (z) waive the default or breach and proceed to close the Transaction. Notwithstanding any provision of this Agreement to the contrary, if Seller shall default in its obligation to effectuate the Octavius Put Right Transfer in accordance with Section 6.8(b) and it is within Seller’s or its affiliates control to so effectuate the Octavius Put Right Transfer, and such default is not cured within sixty (60) days after written notice from Buyer of such default, then (i) the parties agree that a reasonable estimate of Buyer’s damages in such event is the Specific Performance Liquidated Damages Amount, and (ii) without limiting any other rights or remedies that Buyer may have under this Agreement, upon written notice from Buyer to Seller identifying such breach and requesting payment of the Specific Performance Liquidated Damages Amount, Seller shall pay the Specific Performance Liquidated Damages Amount to Buyer. Notwithstanding the foregoing, in no event shall Buyer receive the Buyer Liquidated Damages Amount if Buyer receives the Specific Performance Liquidated Damages Amount. On the Effective Date, Seller shall cause the Seller Guarantor to execute and deliver the PSA Seller Guaranty with respect to Seller’s obligations under this Section 9.2.

ARTICLE 10

CASUALTY/CONDEMNATION

SECTION 10.1. Right to Terminate. If, after the Effective Date, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking), or (b) any portion of the Property is damaged or destroyed, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the Effective Date, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than the date (the “Casualty Notice Date”) that is the earlier of (a) July 12, 2018 or (b) five (5) Business Days after Seller notifies Buyer of such Major Casualty/Condemnation; provided that the commencement of the Closing Period shall be extended (but not beyond July 12, 2018), if necessary, to provide sufficient time for Buyer and Seller to close. The failure by Buyer to terminate this Agreement by the Casualty Notice Date shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 10.1, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement. For the purposes of this Agreement, “Major Casualty/Condemnation” shall mean (i) any casualty, condemnation proceedings, or eminent domain proceedings if the portion of the Property that is the subject of such casualty or such condemnation or eminent domain proceedings has a value in excess of Thirty Eight Million Sixty Two Thousand Five Hundred and No/Dollars ($38,062,500.00), as reasonably determined by a third party contractor or architect selected by Seller and reasonably acceptable to Buyer, or (ii) any uninsured casualty which CPLV Lease Tenant is not otherwise required to restore pursuant to the Original CPLV Lease and which Seller does not agree to cause CPLV Lease Tenant to agree to repair or restore in a manner acceptable to Buyer.

SECTION 10.2. Allocation of Proceeds and Awards. If, after the Effective Date, any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking), or any portion of the Property is damaged or destroyed and this Agreement is not terminated as permitted pursuant to the terms of Section 10.1, then this Agreement shall remain in full force and effect, and the parties hereto shall consummate the Closing upon the terms set forth herein. Any awards or proceeds received from the condemning authority or Seller’s insurance company, as the case may be (the “Casualty/Condemnation Proceeds”) shall be paid in accordance with the terms of the Octavius Lease and the CPLV Lease, and any claims of the landlord under the Octavius Lease in respect to any such awards or proceeds and the related insurance policies shall be assigned to New Property Owner at Closing, and in all events the Purchase Price shall not be adjusted as a result of any such casualty or condemnation; provided, that nothing in this paragraph is intended to vitiate Buyer’s right to terminate this Agreement in accordance with the terms of Section 10.1 in connection with a Major Casualty/Condemnation. Notwithstanding anything to the contrary contained herein, in the event a Major Casualty/Condemnation shall have occurred prior to the Closing and the parties elect to close in accordance with the terms of this Agreement, then the applicable parties under the Octavius Lease and the CPLV Lease will have their respective rights and obligations with respect to such Major Casualty/Condemnation (and any Casualty/Condemnation Proceeds) that they would have under the terms of the Octavius Lease and the CPLV Lease.

SECTION 10.3. Insurance. Seller shall (and, with respect to each day of the Closing Period, Seller shall cause New Property Owner to) maintain the property insurance coverage currently in effect for the Property (to the extent being maintained by landlord under the Octavius Lease, as opposed to the tenant thereunder), or comparable coverage, through the Closing Date.

SECTION 10.4. Waiver. The provisions of this Article 10 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 10.

ARTICLE 11

MISCELLANEOUS

SECTION 11.1. Buyer’s Assignment. Other than in connection with an assignment pursuant to Section 11.16 hereof, Buyer shall not assign this Agreement or its rights hereunder (other than to an entity that is directly or indirectly wholly-owned and controlled by VICI) without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion. Notwithstanding the foregoing, Buyer may designate an entity that is directly or indirectly wholly-owned and controlled by VICI to be the named transferee on all Closing Documents.

SECTION 11.2. Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing and any document executed in connection herewith, none of the terms of this Agreement shall survive the Closing.

SECTION 11.3. Integration; Waiver. This Agreement embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 11.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the principles of conflicts of laws.

SECTION 11.5. Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

SECTION 11.6. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 11.7. Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

SECTION 11.8. Notices. Any notices or other communications under this Agreement shall be in writing and shall be given by (a) personal delivery, (b) e-mail transmission (with a copy delivered by one of the other methods provided in this Section 11.8) or (c) a reputable overnight courier service, fees prepaid, addressed as follows:

IF TO BUYER:

Octavius Propco LLC

c/o VICI Properties Inc.

430 Park Avenue, 8th Floor

New York, New York 10022

Attention: General Counsel

E-mail: corplaw@viciproperties.com

COPY TO:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Tzvi Rokeach

Telephone #: 212-715-9409

E-mail: trokeach@kramerlevin.com

IF TO SELLER:

Caesars Octavius, LLC

c/o Caesars Resort Collection, LLC

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Manager

Telephone #: 702-731-7300

COPY TO:

Caesars Octavius, LLC

c/o Caesars Resort Collection, LLC

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: Law Department

Telephone #: 702-407-6300

Any party may designate another addressee for notices hereunder by a notice given pursuant to this Section 11.8. A notice sent in compliance with the provisions of this Section 11.8 shall be deemed given on the date of receipt, with failure to accept delivery to constitute receipt for such purpose. The parties agree that the attorney for such party specified above shall have the authority to deliver notices on such party’s behalf to the other party.

SECTION 11.9. Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.

SECTION 11.10. No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded. For the avoidance of doubt, Buyer may file a notice of pendency or similar instrument against the Property in connection with an action for specific performance hereunder.

SECTION 11.11. Additional Agreements; Further Assurances. Each of the parties hereto shall reasonably cooperate with one another and execute and deliver such documents as the other party or the Title Company shall reasonably request in order to consummate and make effective the Transaction, so long as the execution and delivery of such documents shall not result in any additional Liability or cost to the executing party. The provisions of this Section 11.11 shall survive Closing and not be merged therein.

SECTION 11.12. Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any modification hereof or any of the Closing Documents.

SECTION 11.13. Prevailing Party. If any action or proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to all other damages, all costs and expenses of such action or proceeding, including but not limited to reasonable, actual attorneys’ fees, witness fees’ and court costs as determined by a court of competent jurisdiction in a final, non-appealable decision. The phrase “prevailing party” as used in this Section shall include a party who receives substantially the relief desired whether by dismissal, summary judgment or otherwise. This paragraph shall survive the Closing or termination of this Agreement.

SECTION 11.14. JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF CLARK, STATE OF NEVADA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA SITTING IN LAS VEGAS, NEVADA AND (b) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION 11.14 SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

SECTION 11.15. WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, OR THE PERFORMANCE THEREOF, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION 11.15 SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

SECTION 11.16. Tax Free Exchange. Seller and Buyer each hereby reserve the right to include this transaction as part of one (1) or more tax deferred exchange transactions pursuant to Code Section 1031 and comparable provisions of applicable state law, at no out-of-pocket cost, expense, risk or liability to the other party hereto. Seller and Buyer agree to cooperate with the other party hereto, and to execute any and all documents (including without limitation Code Section 1031 exchange documents) reasonably necessary in connection therewith; provided, however, that the closing of the transaction for the conveyance of the Property shall not be contingent upon, and shall not be subject to, the completion of such exchange, nor shall such affect the Closing Date hereunder. Buyer and Seller shall be obligated to close title to the Property on or before the Closing Date whether or not Buyer or Seller, as applicable, shall have consummated an intended Code Section 1031 tax deferred exchange transaction.

SECTION 11.17. CPLV Lease and CPLV MLSA. If the Closing shall occur, notwithstanding any provision to the contrary contained in this Agreement or any of the Closing Documents, nothing contained herein or therein shall limit the obligations of CPLV Lease Tenant under the CPLV Lease or CPLV Lease Tenant, CPLV MLSA Manager, CEC, Caesars License Company or Caesars Enterprise under the CPLV MLSA. The provisions of this Section 11.17 shall survive the Closing.

SECTION 11.18. Termination of Other Land PSA. If, at any time on or prior to the Closing Date, the Other Land PSA is terminated, this Agreement shall automatically terminate; provided that such termination shall not relieve either party hereto for liability hereunder that pursuant to the express terms hereof survives termination hereof. Notwithstanding anything to the contrary set forth in this Agreement, any termination of the Other Land PSA pursuant to Section 11.1 of the Other Land PSA shall not be deemed a termination for the purposes of this Section 11.18, and this Agreement shall not be automatically terminated under such circumstances. Any substitute identical agreement entered into pursuant to Section 11.1 of the Other Land PSA shall be deemed the “Other Land PSA” for the purposes of this Agreement. This Section 11.18 shall survive the termination of this Agreement.

SECTION 11.19. Limitation of Liability. Except as otherwise expressly set forth in this Agreement, in no event shall either party be entitled to recover from the other any actual, consequential, punitive, or special damages in connection with this Agreement. The foregoing shall not prejudice the right of the parties to obtain actual damages to the extent provided in Sections 7.3 and 8.3 (and subject to the limitations set forth in each such section) in connection with the representations, warranties or indemnities that expressly survive the termination of this Agreement or the Closing.

SECTION 11.20. Octavius Lease. To Seller’s Knowledge, there is no Event of Default under and as defined in the Octavius Lease. To the knowledge of Buyer, there is no Event of Default under and as defined in the Octavius Lease.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER:

CAESARS OCTAVIUS, LLC,
a Delaware limited liability company

By:	/s/ Eric Hession
Name: Eric Hession
Title: Treasurer

BUYER:

OCTAVIUS PROPCO LLC,
a Delaware limited liability company

By:	/s/ Edward B. Pitoniak
Name: Edward B. Pitoniak
Title: Chief Executive Officer